Exhibit 10.1

TRANSPHORM, INC.

NOTE AMENDMENT AND CONVERSION AGREEMENT

This NOTE AMENDMENT AND CONVERSION AGREEMENT (the “Agreement”) is made effective as of October 4, 2021 (the “Effective Date”), by and between Transphorm, Inc., a Delaware corporation (the “Company” or the “Parent”), Transphorm Technology, Inc., a Delaware corporation (the “Subsidiary”) and Yaskawa Electric Corporation (the “Holder”). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in that certain Subordinated Convertible Promissory Note dated October 4, 2017 (as amended by that certain Waiver, Consent and Amendment Agreement dated March 16, 2018 and that certain Consent, Guaranty and Amendment Agreement dated February 10, 2020, the “Note”), in the principal amount of $15,000,000, issued to the Holder.

WHEREAS, the Company, the Subsidiary and the Holder desire to amend the Note as set forth herein to reduce the Conversion Price of the Note and remove the limitation on the maximum number of shares of Conversion Stock that may be issued upon conversion of the Note.

WHEREAS, pursuant to Section 4 of the Note and the terms and conditions of this Agreement, the Holder desires to voluntarily convert the outstanding principal amount and all accrued and unpaid interest on the Note into fully paid and non-assessable shares of Company Common Stock.

NOW, THEREFORE, in exchange for the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

Amendment and Conversion of the Note

Section 1.01    Amendment of the Note. Section 4(a) of the Note is hereby amended in its entirety to read as follows:

“(a) Investor has the right, at Investor’s option, at any time prior to payment in full of the principal amount of this Note to convert all or a portion of the outstanding principal amount of this Note and all accrued and unpaid interest on this Note into that number of fully paid and non-assessable shares of Conversion Stock equal to (x) the amount of outstanding principal and accrued and unpaid interest being converted, divided by (y) the Conversion Price.

(i) “Conversion Stock” shall mean the common stock of the Parent, par value $0.0001 per share (the “Company Common Stock”).

(ii) “Conversion Price” shall mean $5.00.”

Section 1.02    Conversion of the Note. Subject to the terms and conditions of this Agreement and immediately upon the Effective Date, the Holder hereby elects to convert the outstanding principal amount (plus accrued but unpaid interest) under the Note, which as of the Effective Date equals $15,600,000 (the “Aggregate Amount”), into fully paid and non-assessable shares of Company Common Stock at a conversion price of $5.00 per share, such that the Note will convert into 3,120,000 shares of Company Common Stock (the “Note Conversion”). Notwithstanding the foregoing, no fractional shares shall be issued upon conversion of the Note. The Holder hereby waives any right to receive payment in lieu of any fractional shares. Promptly following the Effective Date, the Company shall instruct its transfer agent to issue a book-entry entitlement for the number of shares of Company Common Stock issued to the Holder pursuant to the Note Conversion. This Agreement constitutes an amendment to the Note and shall supersede all terms of the Note that are inconsistent with the terms of this Agreement.

Section 1.03    Mechanics of Conversion. As of the Effective Date, the Holder agrees that (a) the Note is hereby cancelled in its entirety, (b) all amounts due under the Note will have been paid in full pursuant to the Note Conversion, (c) the Note is surrendered and all rights, title and interest arising under the Note are hereby cancelled, released, extinguished and of no further force and effect, (d) the right to receive payment in lieu of fractional shares is hereby waived and no such payment is due, (e) the Holder agrees that the shares of Company Common Stock referred to in Section 1.02 constitute all of the shares of the Company’s capital stock to which the Holder is entitled as a result of the Note Conversion, including with respect to all accrued interest thereunder through the Effective Date, and the Holder accepts the rights granted in this Agreement in full satisfaction and accord, and in substitution of any rights granted to the Holder in the Note, and (f) the surrender, cancellation, release and extinguishment of the Note is effective whether or not the Note is returned to the Company for cancellation.

Section 1.04    Waiver of Event of Default. Any Event of Default (including any and all rights and remedies that result therefrom) that have occurred or may have occurred pursuant to the Note on or prior to the Effective Date of this Agreement are hereby irrevocably and forever waived.

Section 1.05    Release of Obligations. Upon the Note Conversion, the Company and the Subsidiary shall be forever released from all of their obligations and liabilities under the Note.

Section 1.06    Further Assurances. From and after the date of this Agreement, upon the request of the Company, the Holder shall execute and deliver such instruments, documents, or other writings as may be commercially reasonable or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 1.07    Warrants. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and confirm that (a) the Company shall, as agreed with the Holder, issue the warrant to the Holder pursuant to the WARRANT TO PURCHASE SHARES OF COMMON STOCK OF TRANSPHORM, INC. (the “Warrant”), as attached hereto, (b) the Holder will elect to exercise the Warrant pursuant thereto in lieu of the conversion hereunder, and (c) this Agreement and the Warrant constitute the agreement among the parties on the conversion to or purchase of Company Common Stock in satisfaction of the Aggregate Amount.

ARTICLE II.
Miscellaneous

Section 2.01    Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law which would result in the application of the laws of another jurisdiction.

Section 2.02    Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

Section 2.03    Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto, inter alia, the Warrant, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement and the Warrant, nor any term hereof and thereof, may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

Section 2.04    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Section 2.05    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

Section 2.06    Effect of Agreement. This Agreement constitutes an amendment to the Note and shall supersede all terms of the Note that are inconsistent with the terms of this Agreement.

The foregoing Agreement is hereby executed as of the date first above written.

TRANSPHORM, INC.
By:	/s/ Cameron McAulay
Name:	Cameron McAulay
Title:	Chief Financial Officer

TRANSPHORM TECHNOLOGY, INC.
By:	/s/ Cameron McAulay
Name:	Cameron McAulay
Title:	Chief Financial Officer

YASKAWA ELECTRIC CORPORATION
By:	/s/ Yasushi Ichiki
Name:	Yasushi Ichiki
Title:	Executive Officer,
Deputy General Manager,
Corporate Planning & Finance Division